Exhibit 13.1

ANTHUS LIFE CORP.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

JANUARY 1, 2011 TO JUNE 30, 2011

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)

TABLE OF CONTENTS

JANUARY 1, 2011 TO JUNE 30, 2011

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
AS OF JUNE 30, 2011

June 30, 2011
ASSETS
Current Assets
Cash and equivalents	$88,766
Prepaid expenses	5,966
Inventories	24,706
Accounts Receivable	257
Note receivable	35,000
Total Current Assets	154,695

Property and equipment, net	1,769

Other Assets
Deposit	1,700

TOTAL ASSETS	$158,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities
Accrued expenses	$3,500
Accrued interest – related party	3,199
Note payable – related party	35,000
Total Liabilities	41,699

Stockholders’ Equity
Common Stock, $.001 par value, 50,000,000 shares authorized, 5,229,500 shares issued and outstanding (as of June 30, 2011)	5,230
Additional paid-in capital	506,888
Deficit accumulated during the development stage	(395,653)
Total Stockholders’ Equity	116,465

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$158,164

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE PERIOD JANUARY 1, 2011 AND JUNE 30, 2011

Period from January 1, 2011 to June 30, 2011

REVENUES	$10,161
COST OF GOODS SOLD	11,631
GROSS MARGIN	(1,470)

OPERATING EXPENSES
Professional fees	1,640
Consulting fees	84,250
Advertising and promotion	4,810
Depreciation	0
Auto expense	986
Insurance	789
Meals and entertainment	5,230
Postage and delivery	1,336
Rent	8,798
Telephone, internet and utilities	5,117
Travel	6,078
Bank charges	750
Printing and reproduction	285
Investor and public relations	1,694
Graphic design	1,701
Office supplies	4,542
General and administrative expenses	5,429
TOTAL OPERATING EXPENSES	133,435

LOSS FROM OPERATIONS	(134,905)

OTHER EXPENSES
Interest expense	1,050

LOSS BEFORE PROVISION FOR INCOME TAXES	(135,955)

PROVISION FOR INCOME TAXES	0

NET LOSS	(135,955)

NET LOSS PER SHARE: BASIC AND DILUTED	(0.06)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	2,240,752

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
PERIOD FROM JANUARY 1, 2011 TO JUNE 30, 2011

	Common Stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total

Balance, December 31, 2010	3,784,500	$3,785	$368,815	$(259,698)	$112,902

Shares issued for cash at $0.10 per share	1,445,000	1,445	138,073	-	139,518

Net loss for the period ended June 30, 2011	-	-	-	(135,955)	(135,955)

Balance, June 30, 2011	5,229,500	5,230	506,888	(395,653)	116,465

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2011 TO JUNE 30, 2011

Period ended June 30, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(135,955)
Changes in assets and liabilities:
Increase (decrease) in accounts receivable	(257)
(Increase) decrease in prepaid expenses	1,466
Increase (decrease) in accrued expenses	(4,864)
NET CASH USED BY OPERATING ACTIVITIES	(139,610)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(507)
NET CASH USED IN FINANCING ACTIVITIES	(507)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from due to director	(100)
Proceeds from issuance of common stock	144,500
NET CASH PROVIDED BY FINANCING ACTIVITIES	144,400

NET INCREASE IN CASH	1,335

Cash, beginning of period	87,431
Cash, end of period	$88,766

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0
Income taxes paid	$0

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Anthus Life Corp. (“Anthus” or “the Company”) was incorporated in Nevada on June 4, 2009. Anthus is a developer and manufacturer of natural and organic food products packaged for consumer consumption.  The company has one product line in the natural food category currently, and will deploy several additional product lines fostering rapid growth in retail accounts, consumer exposure and revenue.

Development Stage Company
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting). The Company has adopted a December 31 fiscal year end.

Cash and Cash Equivalents
Anthus considers all highly liquid investments with maturities of three months or less to be cash equivalents. At June 30, 2011, the Company had $88,766 of cash on hand.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses, inventories, note receivable, accrued expenses, accrued interest – related party and note payable – related party. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Inventories
Inventories consist of natural and organic food products, wrappers and boxes, and are stated at the lower of cost or market. Cost is determined on the average cost method. Inventories are reviewed and reconciled periodically.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of June 30, 2011.

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718.  To date, the Company has not adopted a stock option plan and has not granted any stock options.

Recent Accounting Pronouncements
Anthus does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – INVENTORIES

Inventories consist of packaging and supplies used in the production of the company’s product. Inventories are stated at the lower of cost, computed using the first-in first-out method, or market.

NOTE 3 – PREPAID EXPENSES

Prepaid expenses consisted of an amount paid toward a consulting contract which requires monthly payments of $3,500 that began in August 2009 for a period of five years.  The Company pre-paid $4,500 to the consultant in December 2010 for services to be performed in 2011.  The Company also pre-paid, in December 2010, for rent due in January 2011.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost. The Company depreciates the equipment using the straight-line method over the useful lives of the equipment. The useful lives are estimated to be between 3 and 7 years. Property and equipment consisted of the following at June 30, 2011, and December 31, 2010, respectively:

	June 30, 2011	December 31, 2010
Furniture and fixtures	$507	$685
Office equipment	-	649
Total property and equipment	507	1,334
Less: Accumulated depreciation	-	(72)
Property and equipment, net	$507	$1,262

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 4 –ACCRUED EXPENSES

Accrued expenses consisted of amounts due to a consultant as of June 30, 2011.

NOTE 5 – DUE TO DIRECTOR

During the period ended June 30, 2011, the director of the Company was paid $100 for monies previously deposited into a company bank account to maintain a minimum balance. The amount is paid to the director was non-interest bearing and unsecured.

NOTE 6 – NOTE PAYABLE – RELATED PARTY

The Company has a note payable of $35,000 due to a related party as of June 30, 2011.  The note bears 6% interest, is unsecured and due on demand.

Interest expense accumulated was $3,199 for the period ended June 30, 2011.  The note and any accrued interest can be converted to stock at any time by the note holder at $0.005 current bid or some other price determined by the board of directors. Accrued interest on this note was $3,199 as of June 30, 2011.

NOTE 7 – COMMON STOCK

The Company has 50,000,000 shares of $0.001 par value common stock authorized.

During the period ended December 31, 2009, the Company issued 788,000 shares of common stock to several investors at $0.10 per share for total cash proceeds of $78,800.

During the year ended December 31, 2010, the Company issued 2,996,500 shares of common stock at $0.10 per share for total cash proceeds of $299,650.  Equity issuance costs related these issuances were $5,850 and were recorded as a reduction in additional paid in capital.

During the period ended June 30, 2011, the Company issued 1,445,000 shares of common stock to several investors at $0.10 per share for total cash proceeds of $144,500.

As of June 30, 2011 there were 5,229,500 shares of common stock issued and outstanding.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
JUNE 30, 2011

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company signed an agreement with a related party on August 1, 2009 for consulting services.  The agreement runs for a term of five years with monthly payments of $3,500.  The minimum annual payments over the life of the contract are as follows:

Year ended December 31, 2011	$42,000
2012	42,000
2013	42,000
2014	24,500
Total of payments	$150,500

The Company neither owned nor leased any real or personal property as of December 31, 2009. An officer has provided office services without charge.  There is no obligation for this arrangement to continue.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.

On September 29, 2010, the Company signed a lease for office space in Jacksonville, Florida. The lease commenced on November 1, 2010 and is for a term of three years and one month. The monthly rent is $1,073.33 with annual increases. The lease required a security deposit of $1,700.

Year ended December 31, 2011	$12,933
2012	13,257
2013	11,277
Total of payments	$37,467

NOTE 9 – INCOME TAXES

As of December 31, 2010, the Company had net operating loss carry forwards of approximately $260,000 that may be available to reduce future years’ taxable income through 2029. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following:

	2010	2009
Federal income tax benefit attributable to:
Current operations	$65,843	$22,454
Less: valuation allowance	(65,843)	(22,454)
Net provision for Federal income taxes	$0	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	2010	2009
Deferred tax asset attributable to:
Net operating loss carryover	$88,297	$22,454
Less: valuation allowance	(88,297)	(22,454)
Net deferred tax asset	$0	$0

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2010

NOTE 10 – GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company had limited revenues as of June 30, 2010.  The Company currently has limited working capital, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

NOTE 11 – SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) the Company has analyzed its operations subsequent to June 30, 2011, and has determined that it does not have any material subsequent events to disclose in these financial statements.

On June 16, 2011, Stakool, Inc. entered into a Letter of Intent of Sale and Purchase with Anthus Life Corp., a privately held Nevada corporation.

On July 22, 2011, Stakool, Inc. and Anthus Life Corp. executed an Agreement of Sale and Purchase wherein Anthus Life Corp received 77,588,470 shares of 79,388,470 issued and outstanding shares of Stakool, Inc. common shares, as well as 10,000,000 Preferred Shares of Stakool, Inc. in exchange for scheduled payments, totaling Three Hundred Fifty Thousand Dollars ($350,000); as of January 5, 2011, $130,000.00 has been paid.

In October 2011, Stakool, Inc. entered into a Consulting Agreement with Kyle Gotshalk in exchange for 1,300,000 shares of Stakool, Inc. common stock.